Exhibit 10.08



         Exhibit 10.08 Agreement dated March 2, 2000 between Innofone Canada Inc. and ACS Communications Industry Services, Inc.





Contract:

THIS AGREEMENT is made between Innofone Canada Inc., whose principle place of business is 241 Applewood Crescent Suite 4 Vaughan, Ontario L4K 4E6 ("Customer"), and ACS-Communications Industry Services, Inc., whose principle place of business is 2828 N. Haskell, Dallas Texas 75204 ("ACS").

A. Customer has agreed to engage ACS, and ACS has agreed to be engaged, to provide certain billing and related information technology services to Customer in accordance with the terms of this Agreement.

     B.  ACS and Customer agree as follows:


    1.01 General Overview: ACS, as a independent contractor agree to provide access to certain software and perform certain services for the Customer, at a defined cost as outlined in the following under the terms herein set forth.

    1.02 iCARS: ACS will make available to the Customer dial-in access to the basic iCARS software at a cost outlined in "Attachment #1. Cost of support and maintenance of the iCARS SQL tables is reflected within in Attachment 1 accordingly.

    1.03 Software: The Customer acknowledges that ACS is the sole owner of any software, table structure and all related billing services and or techniques, existing or developed in the future, and that the software and or services / techniques are only made available to the Customer through services performed as part of this agreement . The Customer further acknowledges that it has no proprietary right or ownership, either expressed or implied, to any existing or future developed software, billing processes or techniques that ACS may develop or use, in association with this particular application or project as agreed upon by the parties.

    1.04 Invoice Processing: ACS will provide the Customer invoic and all additional processing at a cost outlined in "Attachment 1".


    1.05 Minimum Monthly Service Bureau Fee: ACS will invoice the customer based on the cost of service(s) provided within a given bill cycle as outlined in Attachment #1 or $10,000.00 per month, which ever is the greater.

    1.06 Term: This agreement is for the term of 36 months and will be automatically renewed for two years at the end of the term at the same terms and conditions as outlined in this agreement and any other mutually agreed upon terms or conditions that have been incorporated into the agreement, unless written notice is given by either ACS or the Customer at least 120 days prior to the date of termination. Termination of this agreement by the Customer prior to the 36 month anniversary date or the two year renewal date will be considered early termination.

    1.07 Early Termination: The Customer agrees that its early termination of the contract must be communicated in writing and that such notice will be subject to a one time financial penalty. Such penalty will be based upon the greater of the previous three months average billing or 10,000 dollars, times 50% of the number of months remaining in the contract. The Customer acknowledges that termination fees do not include any migration work that may be involved in the transfer of information from ACS to the Customer. ACS will provide the Customer a written release from the contract at such time that all outstanding invoices including early termination fees are paid in full.

    1.08 Service Level and Operational Performance. ACS will use commercially reasonable efforts with regards to meeting all performance and operational measurements as outlined in Attachment 3. If performance measurements are not met, ACS will pay Customer the penalty fees noted within the Attachment 2. If ACS does not meet the performance measurements for either four consecutive months, or does not meet the performance objectives for any of the six out of 12 previous months, then Customer has the right to terminate this service agreement without payment of termination fees as outlined in section 7.

         ACS and Customer agree to provide a final version of Attachment 2 within 14 calendar days after execution of this agreement.

    1.09 Communication: ACS and the Customer recognize the desirability of publicizing their relationship with the prior approval of both parties, which approval shall not be unreasonably withheld or delayed, and shall be in keeping with the timely disclosure rules of the SEC.

    10. Payment of Services: The Customer agrees to pay ACS a security deposit equivalent to one months average billing and further agrees that this deposit will be reviewed quarterly to reflect the Customer growth / decline in business. Payment of ACS invoice is due upon receipt. A 1.5% finance charge per month or the highest legal rate, whichever is lower, will be applied to all invoice amounts over 30 days, less consideration for any disputed amounts identified through the provisions of the SLA. The Customer acknowledges that ACS has the unconditional right, without penalty or liability, to cease all work for the Customer if the Customer has ACS invoice(s) that are more than 30 days past due of full payment.

    11. Confidentiality: All information which the parties may exchange from time to time may be considered by the party disclosing such information to be confidential and proprietary in nature, including but not limited to: (1) any information provided by Customer to ACS or processed by ACS on behalf of Customer, (2) any ACS proprietary software made available to Customer, (3) formats, techniques or any other technologies developed or used by ACS on behalf of Customer and (4) any and all such other information that the disclosing party specifies as confidential and provides to the receiving party ("Confidential Information"). The parties hereby agree to treat any and all Confidential Information, which may be exchanged hereunder with the same degree of care with which they treat their own similar information, which they consider to be confidential or proprietary in nature.

         The obligations of confidentiality set forth herein will not apply to any Confidential

         Information that is (1) publicly available or becomes so in the future without restriction, (2) rightfully received by either party from a third party and not accompanied by confidentiality obligations, (3) already in the receiving party's possession and lawfully received from sources other than the disclosing party, (4) independently developed by the receiving party, (5) approved in writing for release or disclosure without restriction by the disclosing party.

         The terms of this Section will not preclude the disclosure of Confidential Information by either party if such disclosure is (1) in response to a valid order of a court or other governmental body of the United States or Canada or any political subdivision thereof, (2) otherwise required by law or (3) necessary to establish rights under this Agreement, provided however, that the parties will limit the disclosure to the extent required for such purposes.

    12. Warranty ACS services will be performed in accordance with generally accepted consultant/contract business principals and practices. This warranty is in lieu of all other warranties either expressed or implied. Customer's remedyes under this Agreement shall be to require ACS to rerun or rework any services incorrectly performed by ACS. The parties' agree that ACS' cumulative liability, whether in contract or in tort, for any and all cause of action arising out of or relating to this Agreement shall be limited to the lesser of: (i) the actual amount of damages incurred by the injured party as a result of the event(s) giving rise to any cause of action or (ii) the Fees paid by Customer for the Services under the applicable Services Schedule for the three
         (3) month period immediately preceding any cause(s) of action. In no event shall ACS be liable for any incidental, consequential or indirect damages.

13. Applicable Law: This agreement in and schedule / attachments of cost hereto shall be interpreted in accordance with the laws of the Province of Ontario, Canada.

14. Severability: The invalidity of any particular provision of the agreement shall not affect any other provision thereof, but the agreement shall be continued as if such invalid provision were omitted.

15. Taxes: The Customer acknowledges that all quoted charges contained in this agreement are net of taxes and that all invoices from ACS to the Customer will include applicable taxes, customs, duties, levies, and similar charges payable to any jurisdiction or authority.

    16. Assignment. This Agreement will be binding on the parties and their respective successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other party which consent will not be unreasonably withheld; provided that the merger of either party with another company or the assignment of this Agreement to the purchaser of all or substantially all the assets of a party will not be deemed an assignment in violation of this Section 22.0 Furthermore, either party may assign its rights and obligations under this Agreement to any parent, subsidiary or affiliate, provided that the assignee agrees in writing to be bound by the terms and conditions of this Agreement; provided that no such assignment will affect the liability of the assignor, nor release such party from its obligations under the terms of this Agreement.


    17. Exclusivity: Provided the billing service annual revenues generated from this Agreement meet or exceed the schedule Attachment A, Customer will have sole and exclusive rights to the rate and compare functionality provided by ACS billing services which will facilitate the customers Rate and Compare (TM) service as follows:

         A) In support of marketing programs offered in Canada to Canadian subscribers;
         B) Rights are limited to the current Customer program structure, (i.e. percent discounted from lowest cost provider);

    18. Force Majeure. Each party to this Agreement will be excused (other than obligations with respect to payments or credits) from performance, and will not be liable, for any period and to the extent that such party is prevented, hindered or delayed from performing any Services or other obligations under this Agreement, in whole or in part, as a result of acts, omissions, events, causes or conditions beyond the control of such party, which include, by way of illustration and not limitation, acts of God or public enemy; acts or omissions of Customer; acts of government; civil disobedience or insurrection; lock-outs; freight embargoes; acts of civil or military authority; national emergencies; labor strikes or disputes; fire, flood or catastrophe; war or riots. Notwithstanding the foregoing provisions of this Section, it is expressly agreed that each party's performance and liability will only be excused for such period of time that such party is exercising commercially reasonable efforts to remedy the cause of such nonperformance.

19.      ALTERNATIVE DISPUTE RESOLUTION

           a) Resolution By Parties. Prior to the initiation of any action or proceeding under this Agreement to resolve disputes between the parties, the parties will make a good faith effort to resolve any such disputes by negotiation between representatives with decision-making power, who will not have had substantive involvement in the matters involved in the dispute, unless the parties otherwise agree.

         b) Arbitration. Failing resolution pursuant to Section 25.0 (a) above, all disputes, controversies, or differences arising out of this Agreement or any breach thereof will be finally settled pursuant to arbitration in accordance with the prevailing laws of the Province of Ontario, Canada or such other jurisdiction as the parties may mutually agree upon.

The arbitration will take place in Dallas, Texas and will apply the governing law of this Agreement. The decision of the arbitrators will be final and binding and judgment on the award may be entered in any court of competent jurisdiction.

    20. Entire Agreement: This agreement supersedes any prior written or oral agreements and constitutes the entire agreement between ACS and the Customer which shall not be varied by any oral agreement or representation of otherwise, except in writing and duly executed by both parties. This agreement shall be governed by the laws of the Province of Ontario, Canada.

IN THE WITNESS WHEROF the parties have hereunto set their hands the date first written above.


---------------------------------              ---------------------------------
Customer                                       Name and Title
                                               Larry Hunt, CEO


---------------------------------              ---------------------------------
Witness - Customer                             Name and Telephone


Accepted by ACS Communications Industry Services, Inc. this 2nd day of March, 2000.



---------------------------------              ---------------------------------
ACS Communications Industry Services, Inc.                  Name and Title
                                               Fred Sabet, President


---------------------------------              ---------------------------------
Witness -                                      Name and Telephone
ACS Communications Industry Services, Inc.
                                                    Robert Foster (214) 841-8298

                                  Attachment 1

Monthly Access Fees

                                                                 Fee

iCARS Base Access(1)

 o   First Product (i.e.., Equal Access,
       long distance)                          $ 500.00 per month per product
 o   Additional Products                       $ 300.00 per month per product

iCARS Additional Users(2)
 o   Three (3) concurrent user access          $ 100.00 per user


iCARS Invoice Viewing(3)
 o   Additional 0.5 GB invoice data            $ 50.00 each 0.5 GB per month

ICARS  access and SQL table maintenance

(1) Includes three (3) concurrent user access Includes 0.25 GB data storage for invoice viewing (Adobe required to view PDF file format)
(2) Software access and SQL table maintenance
(3) Approximatly 50k impressions - actual number of print images dependent on graphic intensity

Attachment 1 continued

Bill-Cycle Processing Fees

                                                                             Fee

Data Preparation(1)

  o First Product (e.g., Equal Access, long
     distance)                                                    $ 1,000.00 per bill-cycle
  o Additional Products                                           $ 600.00 per bill-cycle

Invoice Preparation(2)
   Standard invoice
                             All invoices                         $ 0.75  per invoice
Invoice Processing(2)
  o    Call Records (CDRs)                All CDRs                $
                                                                  $ 0.003 each

  o    Products
                              All products                        $ 0.030 each

Bill-Cycle Printing(2),(3)
  o  Paper, 20lb Bond                                             $ 0.0125 each
  o  Toner (600 DPI)                                              $ 0.05 per impression

Invoice Fulfillment

  o  Envelop                #2 Booklet(4)                         $ 0.10 each
                            9x12 or larger(5)                     TBD, but not to exceed $1.00
                                                                  each.
  o  Third Party Collateral Inserts
                                                                             TBD

(1)  Product fee based 300 product codes.
(2) Includes basic set-up and processing, additional fees may be applicable, does not include initial account set-up fees. Includes quality control sampling checks and measures.
(3) Includes invoices and reports.
(4) Includes set-up, labor and machine time.
(5) Includes labor.

Attachment 1 continued

Additional Processing Fees

                                                                                Fee

Data Preparation(1)

 o   data stream(1)                                               $ 250.00 each per bill-cycle

 o   New or revised rate table                                    $ 300.00 minimum Set up(2)
                                                                  $ 100.00 each per bill-cycle

 o   Product codes                                                $ 3.00 each

 o   Exception rates                                              $ 1.00 per line of data entry

Invoice Viewing and Data Output


 o   Invoice PDF print file format on CD-ROM(3)                   $ 75.00 each

 o   CallView basic software (single site                         $ 125.00 per site
     access)(4)
     Rated CDRs on diskette to view in CallView                   $ 10.00 each


(1) Includes basic processing, additional fees may be applicable for initial set up
(2) Separate quotation will be provided at point of request
(3) Required for online invoice viewing in iCARS.
(4) On premise software for users to view, manipulate and export call record data from their invoice